                                   EXHIBIT 4
                                   ---------

                                MGM GRAND, INC.
                           EMPLOYEE STOCK BONUS PLAN


Section 1.  Purpose.  The purpose of the MGM Grand, Inc. Employee Stock Bonus
            -------
Plan (the "Plan") is to promote the interests of the Company and its stockholders, by rewarding the Company's employees and providing them with a proprietary interest in the Company. Management believes that such proprietary interests should increase the personal interest and efforts of employees in providing for the continued success and progress of the business of the Company and enhance the Company's efforts to attract and retain competent employees.

Section 2.  Eligibility.  All individuals who are employees of the Corporation
            -----------
on May 7, 1996 and who continuously remain employees of the Company up to and including May 7, 1997 ("Participants") are eligible to receive the bonus provided for under the Plan.

Section 3.  The Stock Bonus.  All Participants shall be issued 15 shares (the
            ---------------
"Shares") of the Company's common stock, par value $.01 (the "Common Stock"), subject to the terms and conditions provided herein. The aggregate number of the shares of Common Stock which may be awarded under the Plan shall not exceed 120,000. The Common Stock issuable hereunder may be issued from the authorized but unissued shares of the Company's Common Stock or from shares of Common Stock reacquired by the Company and held in treasury.

Section 4.  Administration.  The Plan shall be administered by the Board of
            --------------
Directors of the Company (the "Board"). The Board is authorized to interpret the Plan and to adopt such rules, regulations, and procedures as it, in its sole and absolute discretion, may deem appropriate to carry out the purposes of the Plan, including rules and regulations necessary to comply with Rule 16(b)(3) under the Securities Exchange Act of 1934. Decisions of the Board in connection with the administration of the Plan shall be final, conclusive, and binding upon all parties, including the Company, stockholders and employees.

     Subject to the terms, provisions, and conditions provided herein, the Board shall have the sole discretion and authority to determine (a) the employees eligible to receive bonuses pursuant to the Plan and (b) the time when the bonuses will be paid.

     The Board shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting rules to decide procedural and administrative issues. The Board may rely on opinions, reports or statements of officers or employees of the Company and of Company counsel, public accountants and other professional or expert persons.

Section 5.  Other Terms and Conditions.
            --------------------------

     Section 5.1 Nothing in this Plan shall require the Company to issue or transfer any shares if such issuance or transfer would, in the opinion of the Board, constitute or result in a violation of any applicable statute or regulation of any relevant jurisdiction relating to disposition of securities.

     Section 5.2 Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create or be construed to create a trust of a separate fund. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person.

     Section 5.3 No person shall have any claim or right to be granted shares of Common Stock under the Plan. No person shall have any claim or right to continued employment by the Company by reason of the Plan or any action taken hereunder.

     Section 5.4 Income realized as a result of an award of stock shall not be included in the Participant's earnings for purpose of any benefit plan in which the Participant may be enrolled or for which the recipient may become eligible unless otherwise specifically provided for in such plan.

     Section 5.5 The Company may deduct from any award, or from the Participant's payroll, any applicable withholding taxes or any amounts owed by the employee to the Company.

Section 6.  Effective Date and Term of Plan.  The effective date of the Plan
            -------------------------------
shall be May 7, 1996. No awards of Common Stock may be made under the Plan after May 7, 1997.

Section 7.  Choice of Law.  The validity, construction, interpretation,
            -------------
administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.